www.TractorSupply.com

TRACTOR SUPPLY COMPANY ANNOUNCES 20% DIVIDEND INCREASE

Brentwood, TN, May 3, 2016 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retail store chain in the United States, today announced that its Board of Directors increased the Company’s quarterly cash dividend 20% to $0.24 per share of the Company’s common stock, up from the previous $0.20 per share.

The dividend will be paid on June 1, 2016, to stockholders of record as of the close of business on May 16, 2016.

About Tractor Supply Company
At March 26, 2016, Tractor Supply Company operated 1,521 stores in 49 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers and others who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located primarily in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, livestock, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including heating, lawn and garden items, power equipment, gifts and toys; (4) work/recreational clothing and footwear; and (5) maintenance products for agricultural and rural use.